Exhibit 99

PRESS RELEASE

For Immediate Release	December 20, 2012
For Further Information:	Tim O’Dell, CEO
Phone: 330.576.1900
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Fairlawn, Ohio – December 20, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the appointment of Edward W. Cochran as a director of the Company and CFBank.

Mr. Cochran has been engaged in the practice of law for over 30 years since graduating from Columbia University Law School in 1975. He is also a graduate of Harvard University, where he was a Harvard National Scholar. Mr. Cochran is admitted to practice before the United States Supreme Court, as well as the courts of Ohio, the U.S. District Court for the Northern District of Ohio, and the United States Circuit Courts of Appeal for the Second, Third, Sixth, Seventh and Ninth Circuits. In addition, Ed is involved in various business interests and is a successful investor.

Bob Hoeweler, Chairman of the Board, commented, “We welcome Ed to the Board and look forward to working with him. Ed’s skills and experience augment those of the current Board members. Additionally, Ed was extremely instrumental and supportive during our recent successful capital raise.”

Tim O’Dell, CEO, added, “We are excited to have Ed Cochran join the Board of CFBank and Central Federal Corporation. Ed has deep business experience and is well connected to the local business community. Serving small to mid-sized businesses along with the executives and entrepreneurs who own and run them is the key focus of CF Bank. Ed’s business background and business connections will enable him to be a strong contributor in helping us to ensure the success and growth of CFBank.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service business bank, along with being an active residential mortgage lender, in addition to providing consumer deposit and loan products and services. We serve the NE and Central Ohio markets through our offices in Fairlawn and Worthington, Ohio. In addition, we have full service banking offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.